EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DATE: November 30, 2017

ARC Group Worldwide Announces new Chief Financial Officer

DELAND, FL., November 30, 2017—ARC Group Worldwide, Inc. (“ARC” or the “Company”) (NASDAQ: ARCW), a leading global provider of advanced manufacturing and metal 3D printing solutions, today announced the appointment of Mr. R. Brian Knaley as the Company’s new Chief Financial Officer.  Mr. Knaley will replace current Chief Financial Officer, Mr. Kelley, who will remain with the Company as Interim Chief Executive Officer.

Mr. Knaley is a highly experienced financial executive with a diverse knowledge of accounting, finance, mergers and acquisitions, divestitures, and operations management.  In particular, he held several senior leadership positions with Spectranetics Corporation, a developer and manufacturer of single-use medical devices, Arcelormittal USA, a steel and mining company, and Caterpillar Tunneling.  Overall, Mr. Knaley brings nearly 25 years of experience in accounting, audit, finance, IT, treasury and risk management.

Commenting on the appointment, Mr. Kelley said, “We are excited to have Brian join our leadership team at an important point in our Company’s evolution.  Brian understands managing, leading, and most importantly, driving results in the complex, global advanced manufacturing environment.  I am confident that his accounting and finance expertise is well suited to guide ARC’s current fiscal discipline undertakings as well as long-term growth.”

Mr. Knaley is a CPA and received his Bachelor of Arts from Thomas More College.

About ARC Group Worldwide, Inc.

ARC Group Worldwide, Inc. is a global advanced manufacturing and metal 3D printing service provider focused on accelerating speed to market for its customers.  ARC provides a holistic set of precision manufacturing solutions, from design and prototyping through full run production.  These solutions include metal injection molding, metal 3D printing, metal stamping, plastic injection molding, clean room injection molding, thixomolding, and rapid and conformal tooling.  Further, ARC utilizes technology to improve automation in manufacturing through robotics, software and process automation, and lean manufacturing to improve efficiency.

Forward Looking Statements

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information on risks and uncertainties that could affect ARC’s business, financial condition and results of operations, readers are encouraged to review Item 1A. – Risk Factors and all other disclosures appearing in ARC’s Form 10-K for the fiscal year ended June 30, 2017, as well as other documents ARC files from time to time with the Securities and Exchange Commission.

PHONE: (303) 467-5236

Email: InvestorRelations@ARCW.com